FOR IMMEDIATE RELEASE

                       SPEAR & JACKSON RECONFIRMS PROFITS
                            ON THIRD QUARTER GUIDANCE



Boca Raton, Florida, July 14, 2003, Spear & Jackson (OTCBB:SJCK), reconfirmed the guidance for the third quarter profits of .16 - .18 cents per fully diluted share.

Dennis Crowley, Chairman and Chief Executive Officer commented "Spear & Jackson will reach the .16 - .18 cents per fully diluted share despite the malicious comments on our company". Spear & Jackson denies all recent misstatements, mischaracterizations and distortions made in recent publications concerning Spear & Jackson.

The company has consulted with its legal counsel about appropriate action. The company will aggressively pursue remedial action against the writers and publishers involved.

Spear & Jackson, based in Sheffield, England is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers.

Spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. They sell their products Under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.

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Disclosure concerning Forward-Looking Statements:

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interest parties should review the "forward-looking statement" sections in the Spear & Jackson reports file with Securities & Exchange Commission, including the annual report on form 10K for the fiscal year ended September 30, 2002.

Contact:          Spear & Jackson, Boca Raton, Florida
                  (561)999-9011

                  Dennis Crowley